Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Vodafone Group Public Limited Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	$2,000,000,000 5.750% Notes due 2054	Rule 457(r)	$2,000,000,000	100%	$2,000,000,000	$147.60 per $1,000,000	$295,200
	Debt	$1,000,000,000 5.875% Notes due 2064	Rule 457(r)	$1,000,000,000	100%	$1,000,000,000	$147.60 per $1,000,000	$147,600
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts Total Fees Previously Paid Total Fee Offsets Net Fee Due					$3,000,000,000	$147.60 per $1,000,000	$442,800
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								$442,800